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                           CERTIFICATE OF AMENDMENT

                                       OF THE

                         CERTIFICATE OF INCORPORATION

                                      OF

                          R.A.B. FOOD HOLDINGS, INC.


                  Pursuant to the provisions of Section 242 of the Delaware General Corporation Law, the undersigned, being the President of the Corporation, hereby certifies and sets forth as follows:

                  FIRST:  The name of the Corporation is R.A.B. Food Holdings,
Inc.

                  SECOND: The Certificate of Incorporation was filed by the Secretary of State on the 26th day of January, 1998.

                  THIRD: The Certificate of Incorporation of the Corporation is hereby amended by striking out Article First thereof and by substituting in lieu of said Article the following new Article:

                          "FIRST: The name of the Corporation is R.A.B.
Enterprises, Inc."

                  FOURTH: The amendment to the Certificate of Incorporation was authorized by the consent of the sole holder of all of the issued and outstanding stock entitled to vote by a written consent given in accordance with the provisions of Section 242 of the General Corporation Law of the State of Delaware.

                  IN WITNESS WHEREOF, I hereunto set my hand this 14th day of April, 1998 and I affirm that the foregoing certificate is my act and deed and that the facts stated therein as true.


                                            /s/ Richard A. Bernstein
                                         ------------------------------
                                         Richard A. Bernstein, President